EXHIBIT 10.3
SUPPORT AGREEMENT
THIS AGREEMENT is made the 24th day of July, 2008,
B E T W E E N:
NORTH AMERICAN NATURAL GAS, INC., a corporation existing under the laws of the State of Washington,
(hereinafter referred to as “PureRay U.S.”),
- and -
PURERAY HOLDINGS ULC, an unlimited liability corporation formed under the laws of the Province of Alberta,
(hereinafter referred to as “PureRay Holdings”),
- and -
PURERAY ACQUISITION INC., a corporation formed under the laws of Canada,
(hereinafter referred to as the “Corporation”)
WHEREAS:
A.	the Corporation is a wholly-owned subsidiary of PureRay Holdings and PureRay Holdings is a wholly-owned subsidiary of PureRay U.S.;

B.	pursuant to a share purchase agreement dated July 24, 2008 (the “Purchase Agreement”), between PureRay U.S., PureRay Holdings, the Corporation and all of the shareholders of PureRay Corporation (“PureRay”), the Corporation has agreed to acquire all of the outstanding shares in the capital of PureRay and, in satisfaction of payment of the purchase price therefor, to issue one Exchangeable Share (as hereinafter defined) for each such share of PureRay acquired by the Corporation;

C.	the articles of the Corporation set forth the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares; and

D.	the parties desire to make appropriate provision and to establish a procedure whereby PureRay U.S. and PureRay Holdings will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver or cause to be delivered PureRay U.S. Common Shares in satisfaction of the obligations of the

Corporation under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions;
NOW THEREFORE in consideration of the respective covenants provided in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Defined Terms
Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Exchangeable Share Provisions.
1.2 Interpretation Not Affected by Headings, Etc.
The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.3 Number, Gender, Etc.
Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include the feminine and the masculine.
1.4 Date For Any Action
If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.
ARTICLE 2
COVENANTS OF PURERAY U.S. AND THE CORPORATION
2.1 Covenants of PureRay U.S. Regarding Exchangeable Shares
So long as any Exchangeable Shares are outstanding, PureRay U.S. shall:
(a)	not declare or pay any dividend on the PureRay U.S. Common Shares unless: (i) the Corporation will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares, and (ii) the Corporation shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

(b)	cause the Corporation to declare simultaneously with the declaration of any dividend on PureRay U.S. Common Shares an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on the PureRay U.S. Common Shares, cause the Corporation to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

(c)	advise the Corporation sufficiently in advance of the declaration by PureRay U.S. of any dividend on the PureRay U.S. Common Shares and take all such other actions as are necessary, in co-operation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on the PureRay U.S. Common Shares and such dividend will correspond with any requirement of the stock exchange on which the Exchangeable Shares may be then listed;

(d)	ensure that the record date for any dividend declared on PureRay U.S. Common Shares is not less than 10 days after the declaration date for such dividend;

(e)	take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by the Corporation, including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause PureRay U.S. Common Shares to be allotted to the holders of Exchangeable Shares in accordance with the provisions of sections 4, 5 or 6, as the case may be, of the Exchangeable Share Provisions;

(f)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit PureRay Holdings, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, and further including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit PureRay Holdings to cause PureRay U.S. Common Shares to be allotted to the holders of Exchangeable Shares, in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(g)	not exercise its vote as a shareholder, directly or indirectly, to initiate the voluntary liquidation, dissolution or winding-up of the Corporation nor take any action or omit to take, directly or indirectly, any action that is designed to result in the liquidation, dissolution or winding-up of the Corporation.
2.2 Authorization of PureRay U.S. Common Shares
PureRay U.S. hereby represents, warrants and covenants for the benefit of the holders of the Exchangeable Shares that it has irrevocably reserved for issuance and will at all times while any Exchangeable Shares (other than Exchangeable Shares held by PureRay U.S. or its Affiliates) are outstanding, keep available, free from preemptive rights out of its authorized and unissued capital stock such number of PureRay U.S. Common Shares (or other shares or securities into which PureRay U.S. Common Shares may be reclassified or changed as contemplated by Section 2.6 hereof): (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time (other than those Exchangeable Shares that have been acquired by PureRay U.S. or an Affiliate of PureRay U.S.), and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (ii) as are now and may hereafter be required to enable and permit the Corporation to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to which PureRay U.S. may now or hereafter be required to allot PureRay U.S. Common Shares and to enable and permit PureRay Holdings to exercise and to meet its obligations under the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right.
2.3 Notification of Certain Events
In order to assist PureRay U.S. in complying with its obligations hereunder and to permit PureRay Holdings to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, the Corporation shall give PureRay U.S. and PureRay Holdings notice of each of the following events at the time set forth below:
(a)	in the event of any determination by the board of directors of the Corporation (the “Board of Directors”) to institute voluntary liquidation, dissolution or winding up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

(b)	immediately, upon the earlier of receipt by the Corporation of notice of and the Corporation otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by the Corporation of a Retraction Request;

(d)	on the same date on which notice of redemption is given to the holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

(e)	as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares pursuant to the Purchase Agreement).
2.4 Delivery of PureRay U.S. Common Shares
In furtherance of PureRay U.S.’s obligations under sections 2.1(e) and 2.1(f) hereof, upon notice from the Corporation or PureRay Holdings of any event that requires any such party to cause PureRay U.S. Common Shares to be delivered to any holder of Exchangeable Shares, PureRay U.S. shall forthwith cause the requisite number of PureRay U.S. Common Shares to be allotted to the former holder of the surrendered Exchangeable Shares, as the Corporation or PureRay Holdings shall direct. All such PureRay U.S. Common Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.
2.5 Qualification of PureRay U.S. Common Shares
PureRay U.S. covenants that if any PureRay U.S. Common Shares (or other shares or securities into which PureRay U.S. Common Shares may be reclassified or changed as contemplated by section 2.6 hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, the Exchange Right or the Automatic Exchange Rights (as such terms are defined in the Voting and Exchange Trust Agreement) require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, state or provincial law or regulation or pursuant to the rules and regulations of any regulatory authority or stock exchange or quotation system on which outstanding PureRay U.S. Common Shares are listed, quoted or posted for trading or the fulfilment of any other legal requirement in Canada or the United States (collectively, the “Applicable Laws”) before such shares (or other shares or securities into which PureRay U.S. Common Shares may be reclassified or changed as contemplated by section 2.6 hereof) may be issued and delivered by PureRay U.S. to the initial holder thereof, PureRay U.S. will in good faith expeditiously take all such actions and do all such things as are reasonably necessary to cause such PureRay U.S. Common Shares (or other shares or securities into which PureRay U.S. Common Shares may be reclassified or changed as contemplated by section 2.6 hereof) to be and remain duly registered, qualified or approved. PureRay U.S. will in good faith expeditiously take all such actions and do all such things as are necessary to cause all PureRay U.S. Common Shares (or other shares or securities into which PureRay U.S. Common Shares may be reclassified or changed as contemplated by section 2.6 hereof) to be delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.
2.6 Economic Equivalence
(a)	PureRay U.S. will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 9 of the Exchangeable Share Provisions:
(i)	issue or distribute PureRay U.S. Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire PureRay U.S. Common Shares) to the holders of all or substantially all of the then outstanding PureRay U.S. Common Shares by way of stock dividend or other distribution, other than an issue of PureRay U.S. Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire PureRay U.S. Common Shares) to holders of PureRay U.S. Common Shares who exercise an option to receive dividends in PureRay U.S. Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire PureRay U.S. Common Shares) in lieu of receiving cash dividends; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding PureRay U.S. Common Shares entitling them to subscribe for or to purchase PureRay U.S. Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire PureRay U.S. Common Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding PureRay U.S. Common Shares: (A) shares or securities of PureRay U.S. of any class other than PureRay U.S. Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire PureRay U.S. Common Shares), (B) rights, options or warrants other than those referred to in section 2.6(a)(ii) above, (C) evidences of indebtedness of PureRay U.S. or (D) assets of PureRay U.S.;
unless on a per share basis of such rights, options, securities, the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares is issued or distributed simultaneously to holders of the Exchangeable Shares.

(b)	PureRay U.S. will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 9 of the Exchangeable Share Provisions:
(i)	subdivide, redivide or change the then outstanding PureRay U.S. Common Shares into a greater number of shares of PureRay U.S. Common Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding PureRay U.S. Common Shares into a lesser number of PureRay U.S. Common Shares; or

(iii)	reclassify or otherwise change the PureRay U.S. Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the PureRay U.S. Common Shares;
unless the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.
(c)	PureRay U.S. will ensure that the record date for any event referred to in section 2.6(a) or 2.6(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by PureRay U.S. (with simultaneous notice thereof to be given by PureRay U.S. to the Corporation).

(d)	The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors may require), economic equivalence for the purposes of any event referred to in section 2.6(a) or 2.6(b) above and each such determination shall be conclusive and binding on PureRay U.S. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:
(i)	in the case of any stock dividend or other distribution payable in PureRay U.S. Common Shares, the number of such shares issued in proportion to the number of PureRay U.S. Common Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase PureRay U.S. Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire PureRay U.S. Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner contemplated below) of a PureRay U.S. Common Share;

(iii)	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of PureRay U.S. of any class other than PureRay U.S. Common Shares, any rights, options or warrants other than those referred to in section 2.6(d)(ii) above, any evidences of indebtedness of PureRay U.S. or any assets of PureRay U.S.), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding PureRay U.S. Common Share and the current market value (as determined by the Board of Directors in the manner contemplated below) of a PureRay U.S. Common Share;

(iv)	in the case of any subdivision, redivision or change of the then outstanding PureRay U.S. Common Shares into a greater number of PureRay U.S. Common Shares or the reduction, combination or consolidation or change of the then outstanding PureRay U.S. Common Shares into a lesser number of PureRay U.S. Common Shares or any amalgamation, merger, reorganization or other transaction affecting PureRay U.S. Common Shares, the effect thereof upon the then outstanding PureRay U.S. Common Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of PureRay U.S. Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily prices of such security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if the PureRay U.S. Common Shares are not then quoted on any stock exchange or automated quotation system or if, in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market that reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the board shall be conclusive and binding on PureRay U.S.
(e)	PureRay Holdings and the Corporation agree that, to the extent required, upon due notice from PureRay U.S., PureRay Holdings and the Corporation will use their best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by the Corporation, or subdivisions, re-divisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the PureRay U.S. Common Shares and Exchangeable Shares as provided for in this section 2.6.
2.7 Tender Offers, Etc.
In the event that a merger, consolidation or tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to PureRay U.S. Common Shares (an “Offer”) is proposed by PureRay U.S. or is proposed to PureRay U.S. or its shareholders and is recommended by the board of directors of PureRay U.S., or is otherwise effected or to be effected with the consent or approval of the board of directors of PureRay U.S. and the Exchangeable Shares are not redeemed by the Corporation or purchased by PureRay Holdings (or PureRay U.S.) pursuant to the Redemption Call Right, PureRay U.S. will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of PureRay U.S. Common Shares, without discrimination. Without limiting the generality of the foregoing, PureRay U.S. will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of the Corporation to redeem (or PureRay Holdings or

PureRay U.S.) to purchase pursuant to the Redemption Call Right, Exchangeable Shares, as applicable, in the event of a PureRay U.S. Control Transaction.
2.8 PureRay U.S. and Affiliates Not to Vote Exchangeable Shares
PureRay U.S. covenants and agrees that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by PureRay U.S. and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. PureRay U.S. further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.
2.9 Ownership of Outstanding Shares
Without the prior approval of the Corporation and the prior approval of the holders of Exchangeable Shares given in accordance with section 9 of the Exchangeable Share Provisions, PureRay U.S. covenants and agrees in favour of the Corporation that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than PureRay U.S. or any of its Affiliates, PureRay U.S. will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of the Corporation and PureRay Holdings.
ARTICLE 3
PURERAY U.S. SUCCESSORS
3.1 Certain Requirements in Respect of Combination, Etc.
PureRay U.S., directly or indirectly, shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)	such other person or continuing corporation (the “PureRay U.S. Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the PureRay U.S. Successor of liability for all moneys payable and property deliverable by PureRay U.S. hereunder and the covenant of such PureRay U.S. Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of PureRay U.S. under this Agreement; and

(ii)	such transaction shall be upon such terms and conditions so as to substantially preserve and not impair in any material respect the rights, interests, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.
3.2 Vesting of Powers in PureRay U.S. Successor
Whenever the conditions of section 3.1 have been duly observed and performed, the PureRay U.S. Successor and the parties hereto, if required by section 3.1, shall execute and deliver a supplemental agreement hereto and thereupon PureRay U.S. Successor shall possess and from time to time may exercise each and every right and power of PureRay U.S. under this Agreement in the name of PureRay U.S. or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of PureRay U.S. or any officers of PureRay U.S. may be done and performed with like force and effect by the directors or officers of such PureRay U.S. Successor.
3.3 Wholly-Owned Subsidiaries
Nothing herein shall be construed as preventing the amalgamation, merger, or other combination of any wholly-owned direct or indirect subsidiary of PureRay U.S. with or into PureRay U.S. or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of PureRay U.S. provided that all of the assets of such subsidiary are transferred to, and all obligations of such subsidiary are assumed by, PureRay U.S. or another wholly-owned direct or indirect subsidiary of PureRay U.S., and any such transactions are expressly permitted by this Article 3.
ARTICLE 4
GENERAL
4.1 Term
This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than PureRay U.S. and any of its Affiliates.
4.2 Changes in Capital of PureRay U.S. and the Corporation
Notwithstanding the provisions of section 4.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.6 or 2.7 hereof or otherwise, as a result of which either the PureRay U.S. Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which PureRay U.S. Common Shares or the Exchangeable

Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.
4.3 Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
4.4 Amendments, Modifications, Etc.
This Agreement may not be amended or modified except by an agreement in writing executed by the Corporation, PureRay U.S. and PureRay Holdings and approved by the holders of the Exchangeable Shares in accordance with section 9 of the Exchangeable Share Provisions.
4.5 Administrative Amendments
Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of: (i) adding to the covenants of any or all parties provided that in the good faith opinion of the Board of Directors and the board of directors of PureRay U.S. such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; (ii) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors and the board of directors of PureRay U.S., it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or (iii) making such changes or corrections which, on the written advice of counsel to the Corporation and PureRay U.S., are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that in the good faith opinion of the Board of Directors and the board of directors of PureRay U.S. such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.
4.6 Meeting to Consider Amendments
The Corporation, at the request of PureRay U.S., shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions and all applicable laws.
4.7 Enurement
This Agreement shall be binding upon and enure to the benefit of the parties hereto, the holders of the Exchangeable Shares and their respective successors and permitted assigns, as well as to their respective heirs, executors, trustees, administrators and other personal representatives.

4.8 Notices to Parties
All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by overnight courier service, transmitted by facsimile or mailed by registered or certified mail, postage prepaid to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):
If to PureRay U.S., the Corporation or PureRay Holdings to it at:
3625 Cumberland Blvd
Suite 600
Atlanta, GA 30339
Attention:            President
Facsimile:           678-202-8911
Any notice or other communication given in accordance herewith shall be deemed to have been given and received upon receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.
4.9 Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
4.10 Governing Law
This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without regard to principles of conflicts of laws.
4.11 Attornment
Any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, and each party hereby waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and each party (other than the Corporation) hereby appoints the Corporation at its registered office in the province of Ontario as such party’s attorney for service of process.
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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NORTH AMERICAN NATURAL GAS, INC.
By:	/s/ Jim Glavas
Name:
Title:

PURERAY HOLDINGS ULC
By:	/s/ Jim Glavas
Name:
Title:

PURERAY ACQUISITION INC.
By:	/s/ Jim Glavas
Name:
Title: